Exhibit 10.5

TXU EXECUTIVE ANNUAL INCENTIVE PLAN

Plan Document

Effective as of January 1, 2005

TXU EXECUTIVE ANNUAL INCENTIVE PLAN

Article I. Purpose.

The TXU Executive Annual Incentive Plan (“Plan”) is adopted effective as of January 1, 2005. The Plan provides for annual cash incentive award opportunities for eligible Participants. The Plan supersedes and replaces the TXU Annual Incentive Plan, which was originally effective May 19, 1995, and was terminated effective as of December 31, 2004.

The principal purposes of the Plan are to attract, motivate and retain key employees; to align the interests of Participants, Participating Employers and Company shareholders by rewarding performance that satisfies established performance goals; to motivate Participant behaviors that drive successful results at the corporate, business unit and individual levels; and to support collaboration across essential organizational interfaces.

Article II. Definitions.

When used in the Plan, the following terms shall have the meanings set forth below:

(a) “Aggregate Incentive Pool” means the amount equal to the Target Incentive Pool multiplied by the Weighted Funding Percentage.

(b) “Allocation Criteria” means the criteria or methodology established by the SLT to allocate the Aggregate Incentive Pool among the Participating Employers, as described in Article V.

(c) “Award” means the amount payable to a Participant under this Plan for any Plan Year, as determined in accordance with the terms of the Plan.

(d) “Base Salary” means the annualized base salary designated for the Participant in the applicable payroll records of the Participating Employer, prior to any deferrals, and excluding any overtime pay, bonuses, incentive compensation, expense reimbursements and fringe benefits of any kind for the applicable Plan Year.

(e) “Business Unit” means, individually, or “Business Units” means, collectively, the following: (i) the business unit of the Company known as the “Electric Delivery” business unit; (ii) the business unit of the Company known as the “Energy” business unit; (iii) the business unit of the Company known as the “Power” business unit; and (iv) the business unit of the Company known as the “Corporate” business unit.

(f) “Company” means TXU Corp., and its successors and assigns.

(g) “Disability” or “Disabled” means disability as determined under the TXU Long-Term Disability Income Plan, or any successor plan covering Participants.

(h) “Individual Performance Modifier” means individual Participant performance established by the SLT and used in determining a Participant’s Award. The Individual Performance Modifier may include, without limitation, Company or Business Unit financial or operational measures, individual management and other goals, personal job objectives and competencies, the demonstration of team building and support attributes, and general demeanor and behavior.

(i) “O&C Committee” means the Organization and Compensation Committee of the Board of Directors of the Company.

(j) “Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows, adjusted for cash impacts and events classified as “special items” for the Company’s earnings disclosure purposes.

(k) “Operating Cash Flow Funding Percentage” means a percentage used to calculate the Aggregate Incentive Pool established by the O&C Committee based on the amount or level of Operating Cash Flow for the particular Plan Year.

(l) “Operating EPS” means the Company’s net income after taxes, excluding extraordinary items, divided by average common shares outstanding, in either case adjusted by the O&C Committee to reflect recapitalizations, nonrecurring and unusual transactions or events, stock dividends, and the like.

(m) “Operating EPS Funding Percentage” means a percentage used to calculate the Aggregate Incentive Pool established by the O&C Committee based on the amount or level of Operating EPS for the particular Plan Year.

(n) “Participant” means an individual who is an elected officer of a Participating Employer having a title of vice president or above.

(o) “Participating Employer” means, the Company and each of the Business Units. Additional Participating Employers may be added with the approval of the O&C Committee, and participation in the Plan by any such additional Participating Employers will commence as of the effective date designated by the O&C Committee.

(p) “Plan” means this TXU Executive Annual Incentive Plan.

(q) “Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.

(r) “Retirement” means retirement from active employment with the Company upon attaining at least age 55, completing at least 15 years of accredited service, or otherwise meeting the criteria for retiring under the TXU Retirement Plan, or a successor plan.

(s) “SLT” means the group of executive officers of the Company referred to internally as the Senior Leadership Team.

(t) “Target Award” means an Award level of an individual Participant, expressed as a percentage of the Participant’s Base Salary, which is anticipated based on target performance of Company, Business Unit and individual Participant performance. The Target Award shall be used in calculating an individual’s actual Award for a Plan year.

(u) “Target Incentive Pool” means the amount equal to the aggregate of the Target Awards for all Participants, or a selected group of Participants, as the context may require.

(v) “Target Operating Cash Flow” means the target amount of Operating Cash Flow established by the O&C Committee and used in determining the Aggregate Incentive Pool.

(w) “Target Operating EPS” means the target amount of Operating EPS established by the O&C Committee and used in determining the Aggregate Incentive Pool.

(x) “Threshold Operating Cash Flow” means an amount of Operating Cash Flow established by the O&C Committee, which is necessary to fund any portion of the Aggregate Incentive Pool.

(y) “Threshold Operating EPS” means an amount of Operating Cash Flow established by the O&C Committee, which is necessary to fund any portion of the Aggregate Incentive Pool attributable to Operating EPS.

(z) “Weighted Funding Percentage” means the percentage that is the average of the Operating Cash Flow Funding Percentage and the Operating EPS Funding Percentage.

Article III. Eligibility and Participation.

All individuals who, as of the first day of a Plan Year, meet the definition of a Participant hereunder, shall be eligible to participate in this Plan for such Plan Year. Awards, if any, for individuals who become Participants during the Plan Year or whose participation in this Plan is terminated during the Plan Year, shall be determined under, and in accordance with, Article VIII hereof. Participation in this Plan for any Plan Year shall not entitle an individual to future participation.

Article IV. Establishment of Performance Goals.

For each Plan Year, the O&C Committee, will establish (i) the Threshold Operating EPS, (ii) the Threshold Operating Cash Flow, (iii) the Target Award Level for each Participant, and (iv) the Target Incentive Pool Amount. For each Plan Year, the SLT, with input from the Chief Executive Officer of the applicable Business Unit, will determine the Target Award Level for each Participant, the Target Incentive Pool Amount, the Allocation Criteria and the Individual Performance Modifier. Such determinations by the O&C Committee and the SLT shall be made at such times and shall be based on such criteria as the O&C Committee and the SLT shall determine, respectively, in their sole discretion. The O&C Committee and the SLT shall each have full authority and discretion, for any particular Plan Year, to modify any of their respective determinations hereunder, including determinations which affect the calculation or amount of Awards, in order to take into consideration extraordinary events affecting the financial results of the Company or a Business Unit. Once determined, or modified, such determinations shall be communicated to Participants in such form and manner as the SLT determines to be appropriate.

Article V. Establishment of Awards.

A. Determining Performance Results and Aggregate Incentive Pool.

After the end of the Plan Year, the O&C Committee shall certify the amount or level of the Company’s Operating Cash Flow and Operating EPS, and determine whether the Threshold level of each such measure have been attained for such Plan Year. The O&C Committee shall also determine the Operating Cash Flow funding Percentage, the Operating EPS Funding Percentage, the Weighted Funding Percentage, and the resulting Aggregate Incentive Pool for the Plan Year.

B. Allocation of Aggregate Incentive Pool Among Participating Employers.

Upon the O&C Committee’s determination of the Aggregate Incentive Pool under Section V.A. above, the SLT shall allocate the Aggregate Incentive Pool among the Participating Employers using the Allocation Criteria. In making such allocation, the SLT may take into consideration such factors as it shall determine to be appropriate, including without limitation, the financial and operational performance of each Business Unit, the impact of Business Unit performance on overall corporate goals and results, extraordinary circumstances, and general business conditions. The allocation of the Aggregate Annual Incentive Pool among the Participating Employers shall be made by the SLT in its sole discretion, and there is no requirement that such allocation be made proportionally among the Business Units. However, in no case may the total amount allocated among the Participating Employers exceed the Aggregate Incentive Pool.

Article VI. Application of Individual Performance Modifier and Determination of Individual Participant Awards.

A. Individual Participant Awards.

The SLT shall determine each Participant’s Award for a Plan Year by: (i) multiplying the Participant’s Target Award by the ratio of (a) the portion of the Aggregate Incentive Pool allocated to the Participant’s Participating Employer after application of the Allocation Criteria, to (b) the aggregate Target Incentive Pool for all Participant’s of the Participating Employer; and (ii) multiplying such amount by the applicable Individual Performance Modifier determined in accordance with Section VII.B. below.

B. Application of Individual Performance Modifier.

(i) As described in Section VI.A. above, the amount determined by applying the formula set forth in Section VI.A shall be adjusted by applying the Individual Performance Modifier for each Participant in the sole discretion of the SLT.

(ii) To determine Participant’s Individual Performance Modifier, the SLT shall assign a performance rating to the Participant based on the Participant’s performance against his/her performance level in accordance with the following table:

Performance Rating	Rating	Individual Performance Modifier Range
Outstanding	5	150% - 200%
Exceeds	4	110% - 150%
Meets	3	75% - 110%
Inconsistent	2	25% - 75%
Unacceptable	1	0%
Too new to rate	0	50% - 110%

The Participant’s Individual Performance Modifier shall be established by the SLT in its sole discretion within the applicable range set forth in the above table. In no event may the aggregate of the Awards determined to be payable to all Participants of a Participating Employer, exceed the portion of the Aggregate Incentive Pool allocated to the Participating Employer; and in no event may the aggregate of all Awards determined to be payable to all Participants exceed the Aggregate Incentive Pool.

Article VII. Payment of Awards.

A. Time and Manner of Award Payments. All Awards will be paid in cash to Participants by March 15 of the year following the applicable Plan Year, subject to applicable tax withholding requirements.

B. Maximum Awards to Covered Employees. Notwithstanding any provision of this Plan, the maximum Award that may be paid to any Participant who has been determined under the provisions of the TXU 2005 Omnibus Incentive Plan (“Omnibus Plan”) to be a Covered Employee for such Plan Year, shall not exceed the maximum annual incentive award that has been established for such Participant for such Plan Year under the Omnibus Plan.

Article VIII. Termination of Employment and Partial Awards.

Participation in the Plan shall cease immediately upon a Participant’s resignation or termination of employment for any reason (with or without cause), or upon the Participant’s death, Disability or Retirement. In such event, the Participant may be eligible for a partial award for such Plan Year in accordance with and subject to the provisions of this Article VIII:

A. Resignation or Termination.

If a Participant resigns or his/her employment with a Participating Employer is terminated (with or without cause) prior to the payment of an Award for reasons other than death, Disability, Retirement, or transfer to an affiliate of the Company, such Participant shall forfeit any right to receive such Award.

B. Death, Disability or Retirement.

If a Participant dies, becomes Disabled or Retires during a Plan Year after having attained at least three (3) full months of participation in the Plan during such Plan Year, the Participant, or the Participant’s beneficiary in the case of the Participant’s death, may, in the sole discretion of the SLT, be entitled to receive a partial Award, prorated for the number of months that the individual was a Participant hereunder during the Plan Year. For purposes of applying this proration, a month shall include each month during which the individual was employed by a Participating Employer through at least the 15th day of such month prior to the individual’s death, Disability or Retirement. Any such Award shall be paid at the time and in the form that all other Awards are paid for such Plan Year. The decisions of the SLT with respect to such Awards shall be final and binding on all parties. For purposes of this provision, a Participant’s beneficiary shall be his/her surviving spouse or, if he/she has no surviving spouse, his/her estate.

C. Transfers.

If a Participant (i) transfers from a Participating Employer to an affiliate of the Company after having attained at least three (3) full months of participation in the Plan during the Plan Year, and (ii) continues to be employed by an affiliate of the Company through the remainder of the Plan Year, such individual shall, based on criteria determined by the SLT in its sole discretion, be entitled to receive a partial Award hereunder, prorated on the basis of the number of months such individual was employed by the Participating Employer during the Plan Year. For purposes of applying this proration, a Participant shall be deemed to have been employed by the Participating Employer for a month if such Participant was employed by the Participating Employer on the 15th day of such month. Any such Award shall be paid at the time and in the form that all other Awards are paid for such Plan Year. The decisions of the SLT with respect to such Awards shall be final and binding on all parties.

Article IX. Administrative Provisions.

A. Administration. The Plan shall be administered and interpreted by the Participating Employers through the individuals who have been provided authority hereunder to carry out the administration of this Plan. The O&C Committee and its members, the SLT and its members, and any other individual to whom the O&C and/or SLT has delegated their responsibilities regarding the administration of this Plan, shall have full authority, discretion and power necessary or desirable to administer and interpret this Plan. Without in any way limiting the foregoing, all such individuals shall have complete authority, discretion and power to: (i) determine the Participants for each Plan Year; (ii) determine the Individual Performance Modifier applicable to each Participant; (iii) evaluate and determine the performance of Participants; (iv) determine the amount of the Award for each Participant; (v) interpret the provisions of this Plan and any other documentation used in connection with this Plan, including documentation specifying individual Performance Goals, Award opportunities and the like; (vi) establish and interpret rules and procedures (written or by practice) for the administration of the Plan; and (vii) make all other determinations and take all other actions necessary or desirable for the administration or interpretation of this Plan. All actions, decisions and interpretations of such individuals shall be final, conclusive and binding on all parties.

B. No Right to Continued Employment. Nothing in this Plan shall be deemed by implication, action or otherwise to constitute a contract of employment, or otherwise to provide a Participant with any right of continued employment or impose any limitation on any right of a Participating Employer to terminate a Participant’s employment at any time.

C. No Assignment. A Participant or Participant’s beneficiary shall have no right to anticipate, alienate, sell, transfer, assign, pledge or encumber any right to receive any incentive made under the Plan, nor will any Participant or Participant’s beneficiary have any lien on any assets of any Participating Employer, or any affiliate thereof, by reason of any award made under the Plan.

D. Withholding. The Participating Employers shall have the right to deduct or withhold, or require a Participant to remit to the applicable Participating Employer, any taxes required by law to be withheld from Awards made under this Plan.

E. Amendment of Plan. The Plan may be amended, suspended or terminated at any time and from time to time, by action of the O&C Committee, provided no such amendment, suspension or termination adversely affects any Participant’s right to receive any amount to which they have become entitled under the terms of this Plan prior to such amendment, suspension or termination. In order to be effective, any amendment of this Plan or any Award must be in writing. No oral statement, representation or the like shall have the effect of amending or modifying this Plan or any Award, or otherwise have any binding effect on the Company, the O&C Committee, the SLT, or any individual who has been delegated authority by the O&C Committee or the SLT to administer this Plan.

F. No Obligation to Continue Plan. The adoption of the Plan does not imply any commitment to continue to maintain the Plan, or any modified version of the Plan, or any other plan for incentive compensation for any succeeding year.

G. Governing Law. The Plan shall be construed in accordance with, and governed by, the laws of the State of Texas. Any disputes arising under this Plan and any action to enforce any provisions hereof, shall be maintained exclusively in the appropriate courts of Dallas County, Texas.

H. Severability. In case any provision of the Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

I. Limitation of Liability. Except for their own gross negligence or willful misconduct regarding the performance of the duties specifically assigned to them under, or their willful breach of the terms of this Plan, the Participating Employer, the O&C Committee and its members, the SLT and its members, and any other entity or individual administering any aspect of this Plan shall be held harmless by the Participants and their respective representatives, heirs, successors, and assigns, against liability or losses occurring by reason of any act or omission under the Plan.

Executed effective as of the 1st day of January, 2005.

TXU Corp.

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